Exhibit 99.1

February 17, 2011	Analyst Contact:	Dan Harrison
	Media Contact:	918-588-7950 Megan Washbourne 918-588-7572

Gibson Elected ONEOK Vice Chairman, Chairman Elect;
Kyle to Retire as Chairman and Director

    TULSA, Okla. – Feb. 17, 2011 - ONEOK, Inc. (NYSE: OKE) today announced that ONEOK’s board of directors unanimously elected ONEOK President and Chief Executive Officer John W. Gibson, 58, as vice chairman of the board of directors, effective immediately, and as chairman, effective with the retirement of David L. Kyle as chairman and director.

    Kyle, 58, will not stand for re-election as a director at the company’s annual meeting of shareholders on May 25, 2011, and will retire as chairman at that time.

    “Now is the right time for John to assume this additional role, with the economy recovering and the company doing very well,” Kyle said. “With my departure, the board believes the two roles – chairman and CEO – work best combined under John’s leadership and provide an efficient and effective leadership model for our board.”

    Kyle was elected ONEOK non-executive chairman in January 2008. He was chairman from January 2007 until January 2008 when he retired as a full-time employee; and chairman, president and chief executive officer of ONEOK from August 2000 until January 2007, following three years as president and chief operating officer of the company.

    Gibson was elected ONEOK chief executive officer and ONEOK Partners president and chief executive officer in January 2007, becoming president of ONEOK in January 2010 and chairman of the partnership in October 2007. He was named president and chief operating officer of ONEOK Partners in April 2006.

    Gibson joined ONEOK as president of its midstream natural gas businesses in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an executive vice president. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including vice president of marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from the University of Missouri at Rolla, now called Missouri

Gibson Elected ONEOK Vice Chairman, Chairman Elect;
Kyle to Retire as Chairman and Director

University of Science and Technology. He has also completed advanced studies at Harvard University.

    Visit the ONEOK website to obtain electronic photo files of Gibson,
http://www.oneok.com/~/media/ONEOK/NewsRoom/Images/JohnGibson.aspx, and Kyle,
http://www.oneok.com/~/media/ONEOK/NewsRoom/Images/DavidKyle.aspx.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

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